EXHIBIT 99.2

William A. Wise's Letter to Members of Congress
September 26, 2002

Dear Member of Congress:

Congress has worked long and hard to improve the safety and reliability of the nation's interstate natural gas pipeline system. Earlier this month, members of the House and Senate agreed on important new pipeline safety standards-standards we strongly support. However, a recent initial decision by a Federal Energy Regulatory Commission (FERC) Administrative Law Judge would encourage a pipeline operator to place economic and market considerations ahead of safety and reliability factors, a notion we believe to be at odds with Congress' intent.

The Administrative Law Judge found that a ".failure to operate at or near MAOP [Maximum Allowable Operating Pressure] constitutes a clear withholding of available capacity by El Paso Pipeline, and is a clear violation of its duty to fulfill its certificate obligation." Requiring a pipeline to operate at MAOP on a sustained basis without regard to safety, operational, or reliability considerations is akin to requiring all motorists to drive at 65-miles-an-hour at all times, regardless of road and weather conditions. MAOP is a safety limit, not an operating requirement.

The Judge's ruling converts a safety-driven "maximum allowable operating pressure" into a market-driven "maximum required operating pressure." If allowed to stand, this decision would place pipeline operators in a catch-22 situation. Either pipelines would be forced to operate at MAOP on a sustained basis despite their best judgment regarding safety, reliability, and operational requirements or they would risk being in violation of the standard created by the Administrative Law Judge. If it now becomes
FERC policy that failure to operate at high-pressure levels on a sustained basis constitutes "capacity withholding" and therefore an exercise of market power-regardless of operational conditions-the implications for the pipeline industry are enormous.

El Paso emphatically denies that it withheld capacity on its system. We operate at or near MAOP when operational conditions permit us to do so. El Paso has operated its pipeline safely and prudently in accordance with all applicable regulations, including a Department of Transportation Corrective Action Order relating to the August 2000 Carlsbad rupture. We will vigorously challenge the Judge's finding before the full FERC and are confident of ultimate vindication. Beyond the immediate effects on El Paso, however, the Judge's opinion has serious implications for pipeline safety and reliability across the country. El Paso plans to ask the full Commission to resolve this case by the end of this year. Please join us in urging the Commission to review this matter expeditiously.

Respectfully,

/s/ William A. Wise

William A. Wise
Chairman, President, and Chief Executive Officer
El Paso Corporation